UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 15, 2014 (Date of earliest event reported)
Lithia Motors, Inc. (Exact name of registrant as specified in its charter)

OR (State or other jurisdiction of incorporation)	001-14733 (Commission File Number)	93-0572810 (IRS Employer Identification Number)

150 N. Bartlett St, Medford, OR (Address of principal executive offices)		97501 (Zip Code)
541-776-6401 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Stock Purchase Agreement
On June 14, 2014, Lithia Motors, Inc., an Oregon corporation, and DCH Auto Group (USA) Limited, a British Virgin Islands corporation ("Seller"), entered into a stock purchase agreement (the "Agreement") pursuant to which Lithia will acquire all of the outstanding shares of DCH Auto Group (USA) Inc.

Under the Agreement, Lithia will purchase DCH for a price equal to a fixed payment for goodwill plus the tangible net worth of DCH at the closing date. Lithia estimates the purchase price will be approximately $362.5 million, comprised of $340 million in cash and $22.5 million payable in Lithia Class A Common Stock (approximately 300,000 shares).

Before the completion of the acquisition, DCH will redeem the shares held by holders of DCH stock other than Seller, or Lithia will complete the acquisition of 100% of the DCH stock through a post-closing short-form merger.

The completion of the transaction is subject to customary closing conditions, including Lithia's receiving adequate financing to complete the purchase, regulatory approvals and required auto manufacturer approvals.

The Agreement contains customary representations, warranties, covenants and indemnification obligations of the parties customary for a transaction of this type, including covenants relating to DCH's conduct of its business between the date of the Agreement and the closing of the transaction. The representations, warranties and covenants contained in the Agreement were made only for the purposes of the Agreement and as of specific dates, were made solely for the benefit of the parties to the Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, the representations, warranties and covenants may be qualified by certain disclosures not reflected in the text of the Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, Lithia.

Lithia's shareholders and other investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Lithia or DCH or any of their respective subsidiaries or affiliates.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement which Lithia intends to file as an exhibit to its quarterly report on Form 10-Q for the period ending June 30, 2014. A press release announcing the transaction is filed as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
            99.1       Press Release of Lithia Motors, Inc. dated June 15, 2014

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2014	LITHIA MOTORS, INC. By: /s/ John F. North III John F. North III VP Finance / Corporate Controller

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Lithia Motors, Inc. dated June 15, 2014